CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-251301, 333-221441, and 333-222448) of Eneti Inc. of our report dated April 15, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.
/s/ PricewaterhouseCoopers Audit
Neuilly-sur-Seine, France
April 15, 2022